Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com
FOR IMMEDIATE RELEASE

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2015 EARNINGS RESULTS
PLYMOUTH, MN, April 30, 2015 - The Mosaic Company (NYSE: MOS) today reported first quarter 2015 net earnings of $295 million, compared to $218 million in the first quarter of 2014. Earnings per diluted share were $0.80 in the quarter compared to $0.54 last year. Notable items positively impacted current quarter earnings per share by $0.10. Mosaic’s net sales in the first quarter of 2015 were $2.1 billion, up from $2.0 billion last year. Operating earnings during the quarter were $319 million, up from $267 million a year ago, driven by higher phosphate and potash prices, higher phosphate sales volumes and lower operating costs in the Potash segment, partially offset by higher phosphate raw material costs, lower potash sales volumes and an increase in Canadian resource taxes and royalties.
“Our first quarter results highlight our strategic progress,” said Jim Prokopanko, President and Chief Executive Officer. “The last twelve months have been transformational for Mosaic. We grew and rebalanced our business portfolio, optimized our balance sheet, and worked to assure Mosaic remains a low-cost producer. We are beginning to realize the benefits of these moves. This quarter we produced more tonnes of finished product than last year, lowered controllable operating costs, and delivered higher earnings per share.”
Cash flow provided by operating activities in the first quarter of 2015 was $656 million compared to $627 million in the prior year. Capital expenditures totaled $230 million in the quarter. Mosaic’s total cash and cash equivalents were $2.5 billion and long-term debt was $3.8 billion as of March 31, 2015.
“We are pleased with our operating performance this quarter,” said Rich Mack, Executive Vice President and Chief Financial Officer. “Our results demonstrate operational excellence and progress on cost savings initiatives across our segments and corporate functions. During the quarter, the late and compressed North American spring and delayed signing of the China potash contract impacted timing of potash sales volumes and increased near-term uncertainty. But as we look ahead, our full year sales volumes expectations remain unchanged.”

Business Highlights - First Quarter 2015

•	The Company’s progress against strategic priorities is positively impacting financial results. During the first quarter Mosaic delivered:

◦	Near record low potash cash costs of production of $86 per tonne, including $17 per tonne of brine management expenses.

◦	Significantly higher production volumes in both Potash and Phosphates.

◦	In Selling, General and Administrative expenses, cost savings initiatives offset higher expenses from an expanded business footprint.

•	Integration of Archer Daniels Midland’s fertilizer distribution business in Brazil and Paraguay is progressing as planned.

•	Canpotex finalized potash supply contracts for 2015 with all of its major customers in China with committed volumes higher than shipments under last year’s contract.

•	Mosaic was named to Corporate Responsibility Magazine’s 100 Best Corporate Citizens (2015) list for the sixth year in a row.
Phosphates

Phosphates Results	1Q 2015 Actual	1Q 2015 Guidance
Average DAP Selling Price	$458	$450 to $460
Sales Volume	2.3 million tonnes	2.1 to 2.3 million tonnes
Phosphate Production	79% of operational capacity	80-85% of operational capacity
“Our industry-leading Phosphates business is positioned well for improving industry fundamentals in the coming years,” Prokopanko said. “During the quarter, we continued to operate at reduced rates as a result of an earlier than planned turnaround. Lower production did not impact sales given the delayed North American spring application season. As we look ahead, strong global demand and lower raw material costs bode well for our Phosphates business.”

Net sales in the Phosphates segment were $1.2 billion for the first quarter, up from $959 million last year, driven by higher sales volumes and higher finished product prices. Gross margin was $222 million, or 19 percent of net sales, compared to $200 million, or 21 percent of net sales, for the same period a year ago. The year-over-year change in gross margin rate primarily reflects higher ammonia and sulfur costs, partially offset by higher finished product selling prices and lower phosphate rock costs. Operating earnings were $190 million, up from $146 million in the same quarter last year.

The first quarter average DAP selling price, FOB plant, was $458 per tonne, compared to $413 per tonne a year ago. Phosphates segment total sales volumes were 2.3 million tonnes, up from 2.1 million tonnes last year.
Mosaic’s North American finished phosphate production was 2.3 million tonnes, or 79 percent of operational capacity, compared to 2.0 million tonnes, or 79 percent a year ago.
Potash

Potash Results	1Q 2015 Actual	1Q 2015 Guidance
Average MOP Selling Price	$288	$270 to $295
Sales Volume	2.0 million tonnes	2.0 to 2.3 million tonnes
Potash Production	93% of operational capacity	85-90% of operational capacity
“Our Potash business delivered outstanding operating results, with near-record production volumes and one of the lowest quarterly cash costs per tonne in Mosaic’s history,” Prokopanko said. “Good demand highlighted by the recent Canpotex contract with China, low pipeline inventories and significantly improved operating costs lead to a positive outlook for our Potash business this year. Near-term, seasonal uncertainty during this time of year has been exacerbated by the delayed and compressed North American spring fertilizer applications. Longer term, Mosaic is well positioned for improving industry fundamentals, with expanded and focused Canadian operations securing our position as one of world’s largest, most efficient producers.”
Net sales in the Potash segment totaled $653 million for the first quarter, down from $733 million last year, driven by lower sales volumes as a result of timing of export sales, partially offset by a higher average realized price. Gross margin was $242 million, or 37 percent of net sales, compared to $216 million, or 29 percent of net sales a year ago. The year-over-year increase in gross margin rate was driven by higher realized prices combined with lower costs of production as a result of cost savings initiatives, a higher operating rate and a weaker Canadian dollar, partially offset by higher Canadian resource taxes and royalties.

The first quarter average MOP selling price, FOB plant, was $288 per tonne, up from $267 per tonne a year ago. The Potash segment’s total sales volumes for the first quarter were 2.0 million tonnes, compared to 2.4 million tonnes a year ago.
Potash production was 2.5 million tonnes, or 93 percent of operational capacity, up from 1.9 million tonnes, or 70 percent of operational capacity a year ago, ahead of strong anticipated demand.

International Distribution (ID)

ID Results	1Q 2015 Actual	1Q 2015 Guidance
Sales Volume	1.0 million tonnes	0.85 to 0.95 million tonnes
Gross Margin per Tonne	$21 per tonne	$24 to $27 per tonne
“We are excited about the addition of the former ADM fertilizer business in Brazil and Paraguay,” Prokopanko said. “We purchased high quality assets, acquired great talent and expanded our capacity in key locations. Integration is on track and we expect the business to accelerate through 2015.”
Net sales in the International Distribution segment were $439 million for the first quarter, up from $393 million last year, driven by higher sales volumes and higher average selling prices. Gross margin was $21 million, or 5 percent of net sales, compared to $22 million, or 6 percent of net sales, for the same period a year ago. The year-over-year change in gross margin rate primarily reflects higher mix of nitrogen sales during the current quarter. Operating earnings were $3 million, down from $8 million in the same quarter last year.
The first quarter average selling price, FOB destination, was $444 per tonne, compared to $438 per tonne a year ago. International Distribution segment total sales volumes were 1.0 million tonnes, up from 0.9 million tonnes last year.
Other
SG&A expenses were $100 million for the first quarter, down from $120 million last year, the decline was driven by notable items in last year’s period. Cost savings initiatives offset higher expenses from an expanded business footprint.

The effective tax rate in the quarter was nine percent. The provision for income taxes included tax benefits of $28 million related to resolution of certain tax matters and a reduction in tax rate related to one of our equity method investments. Excluding these tax benefits, the effective tax rate in the quarter was approximately 18 percent and is expected to remain in the upper teens, excluding discrete items, for the remainder of 2015 before reverting to the low 20 percent range in 2016.

Financial Guidance
“We have invested for growth, and we are growing. We are seeing the benefits of the many strategic initiatives we completed last year,” Prokopanko said. “We continue to watch grain and oilseed prices, but we are optimistic about Mosaic’s future and our ability to generate attractive returns for our shareholders.”
Total sales volumes for the Phosphates segment are expected to range from 2.3 to 2.7 million tonnes for the second quarter of 2015, compared to 2.6 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $425 to $450 per tonne for the second quarter of 2015. The segment gross margin rate in the second quarter is estimated to be around 20 percent and the operating rate is expected to be in the 80 to 85 percent range.
Total sales volumes for the Potash segment are expected to range from 2.0 to 2.4 million tonnes for the second quarter of 2015, compared to 2.5 million tonnes last year. Mosaic’s realized MOP price, FOB plant, for the second quarter of 2015 is estimated to range from $265 to $290 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the upper 30 percent range during the second quarter of 2015, while the operating rate is expected to be in the 85 to 90 percent range.
Total sales volumes for the International Distribution segment are expected to range from 1.4 to 1.7 million tonnes for the second quarter of 2015, compared to 1.2 million tonnes last year. The segment gross margin per tonne in the second quarter is estimated to be in the range of $18 to $25 per tonne.
For the 2015 full year guidance, Mosaic updates the following estimates:

•	Canadian resource taxes and royalties to range from $325 to $375 million.

•	The effective tax rate to be in the high teens.
The remaining 2015 full year guidance is unchanged:

•	SG&A expenses to range from $360 to $380 million, inclusive of costs from the newly acquired distribution business in Brazil and Paraguay.

•	Brine management costs to be in the range of $180 to $200 million.

•	Capital expenditures and investments in the range of $1.1 to $1.4 billion.

•	Phosphates sales volumes in the range of 9.0 to 10.0 million tonnes.

•	Potash sales volumes in the range of 8.5 to 9.0 million tonnes.

•	International Distribution sales volumes in the range of 6.0 to 7.0 million tonnes

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Thursday, April 30, 2015, at 9:00 a.m. EDT to discuss first quarter earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Wa’ad Al Shamal Phosphate Company (also known as the Ma’aden joint venture), the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and Mosaic’s ammonia supply agreements with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Ma’aden joint venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for the Ma’aden joint venture and any future changes in those plans; difficulties with realization of the benefits of the transactions with CF, including the risk that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic assumed in the Florida phosphate assets acquisition, or the costs of the Ma’aden joint venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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For the three months ended March 31, 2015, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.10:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain	Consolidated	Foreign currency transaction gain	$45	$(8)	$0.09
Unrealized gain (loss) on derivatives	Corporate & Other	Cost of goods sold	(38)	7	(0.08)
Discrete tax items	Consolidated	Provision for (benefit from) income taxes	—	28	0.08
Sales tax refund	Phosphates	Other operating income	8	(1)	0.02
Remediation of a pre-combination environmental matter	Phosphates	Other expense	(6)	1	(0.01)
Total Notable Items			$9	$27	$0.10
For the three months ended March 31, 2014, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.02:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Share repurchase	Consolidated	Change in value of share repurchase agreement	$(60)	$—	$(0.15)
Special equity incentive	Consolidated	Selling, general & administrative	(15)	4	(0.03)
Severance	Potash	Other operating expense	(6)	2	(0.01)
Remediation of a pre-combination environmental event	Phosphates	Other expense	(5)	1	(0.01)
Foreign currency transaction gain	Consolidated	Foreign currency transaction gain	43	(12)	0.08
Unrealized gain (loss) on derivatives	Corporate & Other	Cost of goods sold	(4)	1	(0.01)
Closing and integrations costs for CF acquisition	Phosphates	Selling, general & administrative	(5)	2	(0.01)
Discrete tax items	Consolidated	Provision for (benefit from) income taxes	—	62	0.16
Total Notable Items			$(52)	$60	$0.02

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2015	2014
Net sales	$2,139.1	$1,986.2
Cost of goods sold	1,719.9	1,574.6
Gross margin	419.2	411.6
Selling, general and administrative expenses	100.4	120.0
Other operating expense	0.3	25.0
Operating earnings	318.5	266.6
Loss in value of share repurchase agreement	—	(60.0)
Interest expense, net	(31.3)	(26.7)
Foreign currency transaction gain	45.1	43.4
Other expense	(5.6)	(4.9)
Earnings from consolidated companies before income taxes	326.7	218.4
Provision for (benefit from) income taxes	30.7	(2.6)
Earnings from consolidated companies	296.0	221.0
Equity in net earnings (loss) of nonconsolidated companies	(1.4)	(3.3)
Net earnings including noncontrolling interests	294.6	217.7
Less: Net earnings (loss) attributable to noncontrolling interests	(0.2)	0.2
Net earnings attributable to Mosaic	$294.8	$217.5
Diluted net earnings per share attributable to Mosaic	$0.80	$0.54
Diluted weighted average number of shares outstanding	367.9	379.6

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$2,517.4	$2,374.6
Receivables, net	661.4	754.4
Inventories	1,523.0	1,718.3
Deferred income taxes	158.4	148.7
Other current assets	391.4	368.2
Total current assets	5,251.6	5,364.2
Property, plant and equipment, net	8,899.4	9,313.9
Investments in nonconsolidated companies	862.1	849.8
Goodwill	1,686.7	1,806.5
Deferred income taxes	383.5	394.4
Other assets	548.6	554.2
Total assets	$17,631.9	$18,283.0
Liabilities and Equity
Current liabilities:
Short-term debt	$10.4	$13.5
Current maturities of long-term debt	41.0	41.0
Accounts payable	706.8	797.3
Accrued liabilities	853.4	726.1
Deferred income taxes	—	3.7
Accrued income taxes	9.1	18.8
Total current liabilities	1,620.7	1,600.4
Long-term debt, less current maturities	3,775.2	3,778.0
Deferred income taxes	901.2	984.0
Other noncurrent liabilities	1,128.1	1,200.0
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2015 and December 31, 2014	—	—
Class A Common Stock, $0.01 par value, 194,203,987 shares authorized, 17,176,046 shares issued and outstanding as of March 31, 2015 and December 31, 2014	0.2	0.2
Class B Common Stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of March 31, 2015 and December 31, 2014	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 370,124,178 shares issued and 347,940,354 shares outstanding as of March 31, 2015, 369,987,783 shares issued and 350,364,236 shares outstanding as of December 31, 2014	3.5	3.5
Capital in excess of par value	13.2	4.2
Retained earnings	11,258.5	11,168.9
Accumulated other comprehensive income (loss)	(1,083.2)	(473.7)
Total Mosaic stockholders' equity	10,192.2	10,703.1
Noncontrolling interests	14.5	17.5
Total equity	10,206.7	10,720.6
Total liabilities and equity	$17,631.9	$18,283.0

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2015	2014
Cash Flows from Operating Activities:
Net cash provided by operating activities	$655.5	$627.0
Cash Flows from Investing Activities:
Capital expenditures	(229.5)	(274.9)
Acquisition of business	—	(1,353.6)
Proceeds from adjustment to acquisition of business	47.9	—
Investments in nonconsolidated companies	(3.0)	(5.8)
Other	1.7	—
Net cash used in investing activities	(182.9)	(1,634.3)
Cash Flows from Financing Activities:
Payments of short-term debt	(32.7)	(58.4)
Proceeds from issuance of short-term debt	29.4	65.9
Payments of long-term debt	(0.6)	(0.3)
Proceeds from issuance of long-term debt	—	0.2
Proceeds from stock option exercises	2.9	0.2
Repurchases of stock	(134.4)	(1,677.9)
Cash dividends paid	(91.4)	(99.7)
Other	(0.2)	(0.3)
Net cash used in financing activities	(227.0)	(1,770.3)
Effect of exchange rate changes on cash	(102.8)	(24.8)
Net change in cash and cash equivalents	142.8	(2,802.4)
Cash and cash equivalents - beginning of period	2,374.6	5,293.1
Cash and cash equivalents - end of period	$2,517.4	$2,490.7

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended March 31,
	2015	2014
Sales	$652.8	$733.3
Gross margin	241.9	216.1
Canadian resource taxes	78.1	30.3
Canadian royalties	11.3	5.9
Gross margin, excluding Canadian resource taxes and royalties (CRT)	$331.3	$252.3
Gross margin percentage, excluding CRT	50.8%	34.4%
The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.
Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Earnings Per Share Calculation

	Three months ended March 31,
	2015	2014
Net earnings attributed to Mosaic	$294.8	$217.5
Undistributed earnings attributable to participating securities	—	(12.4)
Numerator for basic and diluted earnings available to common stockholders	$294.8	$205.1
Basic weighted average number of shares outstanding	366.0	401.1
Shares subject to forward contract	—	(22.9)
Basic weighted average number of shares outstanding attributable to common stockholders	366.0	378.2
Dilutive impact of share-based awards	1.9	1.4
Diluted weighted average number of shares outstanding	367.9	379.6
Basic net earnings per share	$0.81	$0.54
Diluted net earnings per share	$0.80	$0.54